SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement    [_] Confidential, for Use of the
                                       Commission Only (as permitted by
                                       Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

            Computer Associates International, Inc.
--------------------------------------------------------------------
       (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


 (1) Title of each class of securities to which transaction applies:

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 (2) Aggregate number of securities to which transaction applies:

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 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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 (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date
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

                   COMPUTER ASSOCIATES INTERNATIONAL, INC.
                        One Computer Associates Plaza
                           Islandia, NY 11788-7000
                                1-516-342-5224





                                                         July 7, 1997


Dear Fellow Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Computer Associates International, Inc. (the Company), to be held at 10:00 a.m. Eastern Daylight Time on Wednesday, August 13, 1997 at our world headquarters, One Computer Associates Plaza, Islandia, New York.

  The Board of Directors urges you to read the accompanying Notice of Annual Meeting and Proxy Statement and recommends that you vote (1) for the election of the directors nominated, and (2) for ratification of the Board s appointment of Ernst & Young LLP as the company s independent auditors for the 1998 fiscal year.

  The vote of every stockholder is important. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we urge you to sign, date, and mail the enclosed proxy in the envelope provided at your earliest convenience.

  Thank you for your cooperation.


                                 Very truly yours,

                                 /s/ Charles B. Wang
                                 ------------------------
                                 Charles B. Wang
                                 Chairman of the Board and
                                 Chief Executive Officer

              COMPUTER ASSOCIATES INTERNATIONAL, INC.
                  -----------------------------
              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  -----------------------------

To the Stockholders of Computer Associates International, Inc.:

  The Annual Meeting of Stockholders of Computer Associates
International, Inc. (the Company) will be held on Wednesday, August
13, 1997, at 10:00 a.m. Eastern Daylight Time at the Company's world headquarters, One Computer Associates Plaza, Islandia, New York, for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected;

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1998; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on June 20, 1997 as the record date for determination of those stockholders who will be entitled to notice of and to vote at the meeting and any adjournment thereof.

  If you plan to attend the meeting, please bring the admission ticket attached to your proxy card.

  Whether or not you expect to attend, STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE
PROVIDED. No postage is required if mailed in the United States.


                                 By Order of the Board of Directors

                                 /s/ Michael A. McElroy
                                 ----------------------
                                 Michael A. McElroy
                                 Secretary

Islandia, New York
July 7, 1997

                 COMPUTER ASSOCIATES INTERNATIONAL, INC.
                      One Computer Associates Plaza
                         Islandia, NY 11788-7000
                             ---------------
                             PROXY STATEMENT
                             ---------------

                           GENERAL INFORMATION

Proxy Solicitation

  This Proxy Statement is furnished to the holders of the Common Stock, par value $.10 per share (Common Stock), of Computer Associates International, Inc. (the Company) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Wednesday, August 13, 1997, and at any adjournment thereof. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. At present, the Board of Directors knows of no other business which will come before the meeting.

  The Notice of Annual Meeting, Proxy Statement and form of proxy will be mailed to stockholders on or about July 7, 1997. The Company will bear the cost of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, and telefax by the directors, officers, and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by such persons, and the Company may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred.

Revocability and Voting of Proxy

  A form of proxy for use at the meeting and a postpaid return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by voting in person at the meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions shown on the proxy. If no instructions are given, the proxies will be voted (1) FOR the election of management's nominees for election as directors, and (2) FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1998.

Record Date and Voting Rights

  Only stockholders of record at the close of business on June 20, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof. On June 20, 1997, the Company had outstanding
363,519,747 shares of Common Stock.

  Votes cast at the meeting will be tabulated by persons appointed as inspectors of election for the meeting. The inspectors of election will treat shares of Common Stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of Common Stock represented by broker non-votes as present for purposes of determining a quorum.

  The nominees for election to the Board of Directors receiving the greatest number of affirmative votes cast by holders of Common Stock, up to the number of directors to be elected, will be elected as directors. Accordingly, abstentions or broker non-votes as to the election of directors will have no effect on the election of directors.

  The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote thereat will be required to ratify the selection of the independent auditors. In determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal.

Annual Report

  The Annual Report of the Company for the fiscal year ended March 31, 1997 is being mailed with this Proxy Statement.

  Stockholders are referred to that report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part of it.

STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information as to the beneficial ownership of the Company's Common Stock as of June 20, 1997 by the persons known to the Company to own, or deemed to own, beneficially 5% or more of the Company's Common Stock:


                                       Number of Shares    Percent of
Name and Address of Beneficial Owner  Beneficially Owned  Class(rounded)
------------------------------------  ------------------  --------------
Walter Haefner/                       84,375,000(1)       23.2%
Careal Holding AG
Utoquai 49
8022 Zurich, Switzerland

------------------------

(1) According to a Schedule 13D as amended, filed by Walter Haefner and Careal Holding AG, Mr. Haefner has the sole voting and dispositive power with respect to 84,375,000 shares of the Company's Common Stock held of record by Careal Holding AG.



                   BOARD AND MANAGEMENT OWNERSHIP

  The following table sets forth certain information as to the beneficial ownership of the Company's Common Stock as of June 20, 1997 for (i) each director, including Charles B. Wang, the Chairman and Chief Executive Officer, Sanjay Kumar, President and Chief Operating Officer, and Russell M. Artzt, Executive Vice President-Research and Development,
(ii) the two most highly compensated executive officers other than Messrs. Wang, Kumar, and Artzt, and (iii) all directors, and executive officers as a group (11 persons). Information with respect to beneficial ownership is based upon information furnished to the Company by each security holder.


                                     Number of Shares       Percent
    Name of Beneficial Owner    Beneficially Owned (1)(2)   of Class
------------------------------  -------------------------   --------
Directors:
  Russell M. Artzt               1,137,870(4)                .3%
  Willem F.P. de Vogel              29,368                    *
  Irving Goldstein                  28,250                    *
  Richard A. Grasso                 23,500                    *
  Shirley Strum Kenny                6,200                    *
  Sanjay Kumar                     986,691(4)                .3%
  Charles B. Wang               18,707,248(3)(4)            5.1%


                  BOARD AND MANAGEMENT OWNERSHIP (continued)
                                     Number of Shares       Percent
    Name of Beneficial Owner    Beneficially Owned (1)(2)   of Class
------------------------------  -------------------------   --------
Non-Directors:
  Charles P. McWade                 64,998                    *
  Peter Schwartz                   872,290                   .2%
  All Directors and Executive
  Officers as a Group
  (11 persons)                  21,924,192                  6.0%

-----------------------------

* Represents less than .1% of the outstanding Common Stock.

(1) Includes shares that may be acquired within 60 days after June 20, 1997 through the exercise of stock options as follows: Mr. Artzt, 926,735; Mr. Kumar, 787,500; Mr. McWade, 51,709; Mr. Schwartz, 857,716;
Mr. Wang, 5,226,224; Mr. de Vogel, 18,000; Mr. Goldstein, 18,000;
Mr. Grasso, 13,500; and all directors and executive officers as a group, 8,836,198.

(2) Includes shares credited to the executives' accounts in the Company's tax-qualified profit-sharing plan as follows: Mr. Artzt, 12,775; Mr. Kumar, 21,402; Mr. McWade, 937; Mr. Schwartz, 1,898;
Mr. Wang, 695; and all executive officers as a group, 53,878.

(3) Includes 81,554 shares owned directly and as trustee for a minor by Mr. Wang's spouse, an employee of the Company; 895,514 shares subject to employee stock options held by Mr. Wang's spouse, which are exercisable within 60 days after June 20, 1997; and 494 shares credited to the account of Mr. Wang's spouse in the Company's tax-qualified profit-sharing plan. Mr. Wang disclaims beneficial ownership of such shares.

(4) Does not reflect the Initial Grant or Additional Grants of shares to Mr. Artzt, Mr. Kumar, and Mr. Wang under the 1995 Key Employee Stock Ownership Plan since they are subject to substantial risk of forfeiture.


ITEM 1 - ELECTION OF DIRECTORS

Nominees

  It is proposed that the seven persons named below will be elected at the meeting. Unless otherwise specified it is the intention of the persons named in the accompanying form of Proxy to vote all shares of Common Stock represented by such proxy for the election of Russell M. Artzt, Willem F.P. de Vogel, Irving Goldstein, Richard A. Grasso, Shirley Strum Kenny, Sanjay Kumar, and Charles B. Wang to serve as directors until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each of the nominees now serves as a director of the Company. At the time of the annual meeting, if any of the nominees named below is not available to serve as director (an event which the Board of Directors does not now anticipate), the proxies will be voted for the election as directors of such other person or persons, if any, as the Board of Directors may designate.

  Set forth below are the names and ages of the nominees, the principal occupation of each, the year in which first elected a director of the Company, the business experience of each for at least the past five years and certain other information concerning each of the nominees.


                                                             Director
                                                     Age      Since
                                                     ----    --------
Russell M. Artzt (1)                                 50      1980
  Executive Vice President-Research and
  Development since April 1987 and the
  Senior Development Officer of the
  Company since 1976.

Willem F.P. de Vogel (2) (3)                         46      1991
  President of Three Cities Research,
  Inc., a private investment management
  firm in New York City, since 1981.
  From August 1981 to August 1990,
  Mr. de Vogel served as a director of the
  Company. He is also a director of MLX Corp.


                                                             Director
                                                     Age      Since
                                                     ----    --------
Irving Goldstein (2) (3)                             59      1990
  Director General and Chief Executive
  Officer of INTELSAT, an international
  satellite telecommunications company,
  since February 1992. He was Chairman
  and Chief Executive Officer of COMSAT
  (formerly known as Communications
  Satellite Corporation) from October 1985
  to February 1992 and President from May
  1983 to October 1985, and was a director
  of that company from May 1983 to February 1992.

Richard A. Grasso (3) (4)                            50      1994
  Chairman and Chief Executive Officer of
  the New York Stock Exchange since June
  1995. He was Executive Vice Chairman of
  the New York Stock Exchange from January
  1991 to May 1995 and President and Chief
  Operating Officer from June 1988 to May
  1995. He has been with the Exchange since 1968.

Shirley Strum Kenny (2) (4)                          62      1994
  President of the State University of New
  York at Stony Brook since September 1994.
  She was President of Queens College of The
  City University of New York from 1989 to
  August 1994. She is also a director of Toys
  'R' Us, Inc.

Sanjay Kumar (1)                                     35      1994
  President and Chief Operating Officer since
  January 1994. He was Executive Vice President-
  Operations from January 1993 to December 1993
  , Senior Vice President-Planning from April
  1989 to December 1992, Vice President-Planning
  from November 1988 to March 1989. He joined
  the Company with the acquisition of UCCEL in
  August 1987.

Charles B. Wang (1) (4)                              52      1976
  Chief Executive Officer of the Company since
  1976 and Chairman of the Board since April 1980.
  He is also a director of Symbol Technologies, Inc.

---------------------------------

(1) Member Executive Committee.

(2) Member Audit Committee.

(3) Member Stock Option and Compensation Committee.

(4) Member Nominating Committee.


 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE
NOMINEES LISTED ABOVE.

Meetings of the Board of Directors and Committees

  During the Company's fiscal year ended March 31, 1997, the Board of Directors of the Company held eight meetings. In addition to these meetings, the Board of Directors acted by unanimous written consent on two occasions. Each Director attended more than seventy-five percent of the Board meetings and meetings of the Board committees on which he or she served. The Company has standing Executive, Audit, Stock Option and Compensation, and Nominating Committees.

  The Executive Committee consists of Russell Artzt, Sanjay Kumar, and Charles B. Wang. During fiscal year 1997 the Executive Committee did not meet, but acted by unanimous written consent on three occasions.
The Stock Option and Compensation Committee of the Board (the Compensation Committee) consists of three non-employee directors, Willem F.P. de Vogel, Irving Goldstein, and Richard A. Grasso. During fiscal year 1997 the Compensation Committee met once and acted by unanimous written consent on one occasion. The Compensation Committee also has the power to prescribe, amend, and rescind rules relating to the Company's 1994 Annual Incentive Compensation Plan, 1995 Key Employee Stock Ownership Plan, 1991 Stock Incentive Plan, 1981 Incentive Stock Option Plan, 1987 Non-Statutory Stock Option Plan, and 1993 Stock Option Plan for Non-Employee Directors (the plans), to grant options and other awards under the Plans and to interpret the Plans. The other duties of the Compensation Committee are described below under "Stock Option and Compensation Committee Report on Executive Compensation."

  The Audit Committee of the Board consisted of three non-employee directors, Willem F.P. de Vogel, Irving Goldstein, and Shirley Strum Kenny. The committee has the responsibility of recommending the firm to be chosen as independent auditors, overseeing and reviewing audit results, and monitoring the effectiveness of internal audit functions. The Audit Committee met two times during fiscal year 1997. The Audit Committee has recommended the selection of Ernst & Young LLP as independent auditors for the fiscal year ending March 31, 1998.

  The Nominating Committee of the Board was established in May 1996 and consists of three directors, Richard A. Grasso, Shirley Strum Kenny, and Charles B. Wang. The committee has responsibility for suggesting nominees to the Board for election as directors.

Director's Compensation

  Under the 1996 Deferred Stock Plan for Non-Employee Directors, directors receive their entire annual retainer in Common Stock, receipt of which is deferred until retirement from the Board, death or disability. At its annual meeting on August 14, 1996, the Board of Directors established its annual Director Fees for the succeeding twelve months at $45,000. These Director Fees will be credited to each director's Deferred Stock Compensation Account based on the Fair Market Value of the Company's stock on August 12, 1997. Directors who are also employees of the company receive no Board or Committee fees.

  Under the Company's 1993 Stock Option Plan for Non-Employee Directors (the 1993 Plan), non-employee directors are automatically awarded options to acquire up to 4,500 shares of the Company's Common Stock per year depending on the Company's attainment of specific return on equity objectives. Pursuant to the 1993 Plan, the exercise price of such options is equal to the Fair Market Value of the shares covered by such options on the date of grant. On August 15, 1996, each non-employee director, except Ms. Kenny, was granted 4,500 shares of Common Stock at $56.75 per share. On the advice of the New York State Commission on Ethical Practices, Ms. Kenny has declined to accept any options under this Plan.

Report of Compensation Committee

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might affect future filings, including this Proxy Statement, the report of the Stock Option and Compensation Committee of the Company's Board of Directors set forth below and the Stock Performance Graph set forth on page 8 in accordance with Securities Exchange Commission requirements, shall not be incorporated by reference into any such filings.


               STOCK OPTION AND COMPENSATION COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

General

  Decisions as to certain compensation of the Company's executive officers are made by the Compensation Committee of the Company's Board of Directors, none of the members of which are employees of the

Company. At the Company's fiscal year end, the members of the Compensation Committee were Willem F.P. de Vogel, Irving Goldstein, and Richard A. Grasso.

Compensation Policies

  The Compensation Committee's executive compensation policies are designed to attract and retain executives capable of leading the Company in a rapidly evolving computer software marketplace and to motivate such executives to maximize profitability and stockholder value. The Compensation Committee has designed the Company's Comprehensive Executive Compensation Plan with four components to achieve this objective-base salary; annual incentives; long-term equity participation; and benefits. The majority of each executive's total compensation is dependent on the attainment of predefined performance objectives which are consistent with the maximization of stockholder value. The philosophy and operation of each component is discussed herein.

  Base Salary. Base salaries for its executive officers are designed to attract and retain superior, high performing individuals. As such, the Company believes its base salaries for executive positions are, and should be, equal to or greater than those of comparable companies.

  Annual Incentives. The executive officers earn a significant portion of their total compensation based on achievement of predetermined individual and Company performance targets. The Company's 1994 Annual Incentive Compensation Plan, which is administered by the Compensation Committee, establishes a specific percentage of net income after taxes that is in excess of a threshold based on the Company's target return on average stockholders' equity. Different percentages of any such excess are determined for each executive officer at the commencement of each fiscal year. The Compensation Committee may, at its discretion, decrease (but never increase) the calculated annual incentive compensation payable to an executive, and/or direct that a portion of this incentive be payable in Company's Common Stock, subject to certain holding restrictions.

  Long-term Equity Participation. The Compensation Committee believes strongly that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholders' return. To this end, the Compensation Committee grants to key executives stock options which vest (i.e., become exercisable) over a five-year period following the date of grant as follows: 10% on the first anniversary; 15% on the second anniversary; 20% on the third anniversary; 25% on the fourth anniversary; and 30% on the fifth anniversary. Options granted at the current market price to executives under the Company's 1991 Stock Incentive Plan have a term of ten years from the date of grant, and subject to the above vesting restrictions, may be exercised at any time during such term. The Compensation Committee has authorized the grant to certain key employees of shares of Common Stock under the 1995 Key Employee Stock Ownership Plan. These grants are non-transferrable after vesting, subject to substantial risk of forfeiture if certain performance objectives are not attained, and further subject to significant limitations on transfer for seven years after vesting.

  Benefits. The benefits available to executive officers are the same as those afforded to all full-time employees. In general, they are the standard protection against financial catastrophe that can result from personal or family illness, disability, or death. Executive officers are also eligible to participate in the voluntary personal contribution, as well as the Company matching and discretionary, provisions of the Computer Associates Savings Harvest Plan (the Cash Plan), to the extent permitted under the CASH Plan, the applicable Employment Retirement Income Security Act of 1974 regulations, as amended (ERISA) and the Code. The Company's medical, dental and disability plans as well as the CASH Plan provide all employees with the protection and peace of mind necessary to devote their full attention to achievement of the Company's objectives.

Chief Executive Officer Compensation

  The Compensation Committee determined the components of Mr. Wang's fiscal year 1997 compensation as follows:

  Base Salary. Mr. Wang's base salary of $1,000,000 was not increased from that of the two previous fiscal years.

  Annual Incentives. The Company's fiscal year 1997 performance produced a return on average stockholders' equity, excluding a write-off of purchased research and development associated with the acquisition of Cheyenne Software, Inc., in excess of the predetermined threshold. Pursuant to the 1994 Annual Incentive Compensation Plan for fiscal year 1997, Mr. Wang's award was calculated at a predetermined percentage of the Company's net income for the fiscal year less a cost of equity. The cost of equity was computed based on a five point quarterly average of the Company's reported stockholder's equity. Mr. Wang's total performance-based at risk compensation calculated under the 1994 Annual Incentive Compensation Plan was approximately $14,300,000. This amount was reduced by the Compensation Committee to $12,000,000. In addition, approximately 58% of this amount or $7 million, as reduced, was granted in unregistered Company Common Stock which is therefore restricted from transfer for one year from the date of award.

  Long-term Equity Participation. On January 11, 1996, 540,000 shares previously awarded to Mr. Wang under the 1995 Key Employee Stock Ownership Plan, which was approved by the stockholders in August 1995, were vested and no longer subject to forfeiture, but remain contingent on his employment by the Company until March 31, 2000. Additional grants of the remaining 5,400,000 shares available under the 1995 Plan have been made based upon the achievement of certain target stock prices. These additional grants and the unvested portion of the initial grant are non-transferable and subject to substantial risk of forfeiture through March 31, 2000 if certain stock performance objectives are not attained. If the Company stock price objectives are attained in the fiscal year ended March 31, 2000, or in some instance sooner, these shares are further subject to significant limitations on transfer for seven years after vesting. Mr. Wang has agreed to restrict the transfer of 5,400,000 shares of Common Stock which he currently owns. Such restrictions will lapse concomitantly with those of shares granted under the 1995 Key Employee Stock Ownership Plan. All share amounts referred to above reflect the three-for-two stock split effective June 21, 1996.

  Benefits. Mr. Wang received matching and discretionary contributions to the Company's benefit plans of $24,400 in fiscal year 1997. He was also provided benefits under the Company's medical, dental, and disability plans consistent with those provided to other full-time employees.

Other Executive Officers

  The compensation plans of most of the Company's other executive officers, including the four persons listed in the Summary Compensation Table on page 9, provide for a base salary, annual incentive cash compensation based on either individual fixed percentages of the Company's aggregate net income above a predetermined return on average stockholders' equity for the fiscal year or an absolute level of Company revenue/net margin achievement, long-term equity grants under the Company's 1991 Stock Incentive Plan and access to the Company's standard employee benefit plans. For fiscal 1997, the Compensation Committee allocated an aggregate of approximately 1% of the Company's net income, excluding the $598 million pre-tax, non-cash charge associated with the November 1996 acquisition of Cheyenne Software, Inc., to the four executive officers, other than the Chief Executive Officer. Except for Mr. McWade, approximately sixty percent of this amount was awarded in the form of Company Common Stock which is restricted from transfer for one year from date of award. The Compensation Committee has authorized the grant to two of the executive officers of certain shares of Common Stock under the 1995 Key Employee Stock Ownership Plan. These shares are non-transferrable and subject to substantial risk of forfeiture, if certain performance objectives are not attained, and further subject to significant limitations on transfer for seven years after vesting.

  In addition, approximately forty percent of the Company's approximately 9,850 employees, including the Chief Executive Officer and the four executive officers referred to in the table on page 10 and three non-employee directors, were granted options to purchase an aggregate of 6,278,166 (reflects the three-for-two stock split effective June 19, 1996) shares of the Company's Common Stock. This total represents approximately 1.7% of the Company's total shares outstanding at March 31, 1997. The Compensation Committee believes that a significant vested interest demonstrated by their ownership of stock and stock options is a strong incentive to align the interests of all directors, employees, and particularly the executive officers, with the interests of the stockholders.

           SUBMITTED BY THE STOCK OPTION AND COMPENSATION
           COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

                                               Willem F.P. de Vogel

                                               Irving Goldstein

                                               Richard A. Grasso

Common Share Price Performance Graph

  The following graph compares cumulative total return of the Company's Common Stock (using the closing price on the NYSE at March 31, 1997 of $38.875) with the Standard and Poor's Computer Software and Services Index* and the Standard and Poor's 500 Index during the fiscal years 1993 through 1997** assuming the investment of $100 on April 1, 1992 and the reinvestment of dividends.


                                TOTAL RETURN DATA

                        3/31/92 3/31/93 3/31/94 3/31/95 3/31/96 3/31/97
                        ------- ------- ------- ------- ------- -------
Computer Associates
International, Inc.     100     155     201     389     706     576
S&P Computer Software
and Services Index      100     132     148     200     283     397
S&P 500 Index           100     115     117     135     179     214
------------------------------

Source: Standard and Poor's Compustat Custom Business Unit

* The Standard and Poor's Computer Software and Services Index is composed of the following companies:

Autodesk, Inc.                              Novell, Inc.
Computer Associates International, Inc.     Oracle Systems Corporation
Computer Sciences Corporation	Parametric    Technology Corporation
Microsoft Corporation                       Unisys Corporation

** The Company's fiscal years ended March 31 of each year.


         COMPENSATION AND OTHER INFORMATION CONCERNING
                     EXECUTIVE OFFICERS

  The following table sets forth the cash and non-cash compensation for the Chief Executive Officer and each of the four next most highly compensated executive officers of the Company for each of the fiscal years ended March 31, 1997, 1996, and 1995, respectively.

                 SUMMARY COMPENSATION TABLE




                                                                    Long Term
                                                               Compensation Awards
Name and                  Fiscal  Annual     Compensation	  Restricted Stock   Option      All Other
Principal Position         Year   Salary      Incentive(1)  Awards($)(1)(4) Awards(#)(2) Compensation(3)
------------------        ------  ------     -------------  --------------- ------------ ---------------
Charles B. Wang           1997    $1,000,000 $5,000,000     $7,000,000                   $36,400
Chairman of the Board     1996    $1,000,000 $5,000,000     $5,000,000      847,125      $38,376
and Chief Executive       1995    $1,000,000 $4,585,000     $3,056,625      794,812      $38,425
Officer

Sanjay Kumar              1997    $  900,000 $3,250,000     $5,850,000                   $36,400
President and Chief       1996    $  650,000 $3,250,000     $3,250,000      678,375      $38,376
Operating Officer         1995    $  650,000 $2,667,000     $1,777,747      569,812      $38,425

Russell M. Artzt          1997    $  750,000 $  975,000     $1,425,000                   $36,400
Executive Vice            1996    $  550,000 $  975,000     $  975,000      453,375      $37,923
President-Research        1995    $  550,000 $  954,000     $  635,787      412,312      $38,425
and Development

Peter Schwartz            1997    $  600,000 $  525,000     $  675,000      264,405      $36,400
Senior Vice               1996    $  450,000 $  525,000     $  525,000      363,375      $38,376
President-Finance and     1995    $  450,000 $  488,000     $  325,197      288,562      $38,425
Chief Financial Officer

Charles P. McWade         1997    $  175,000 $  315,000                      76,905      $30,410
Senior Vice               1996    $  175,000 $  265,000                      59,625      $31,915
President-Finance         1995    $  175,000 $  210,000                      37,575      $32,125



--------------------------

(1) Incentive compensation and restricted stock awards shown for Messrs. Wang, Kumar, Artzt, and Schwartz for fiscal years 1995, 1996, and 1997 were made under the 1994 Annual Incentive Compensation Plan.

(2) Option awards reflect the three-for-two stock splits effective August 21, 1995, and June 19, 1996. All options granted to such executive officers of the Company vest over a five year period following the date of grant, 10% on the first anniversary; 15% on the second anniversary; 20% on the third anniversary; 25% on the fourth anniversary; and 30% on the fifth anniversary.

(3) Consists of Company contributions to the Company's benefit plans and a non-reimbursed travel allowance for each executive officer of $12,000 for each fiscal year.

(4) Does not reflect the vesting on January 11, 1996 of 20% of the Initial Grant under the 1995 Key Employee Stock Ownership Plan (the "1995 Plan") which was previously described in the 1995 Proxy and approved by the stockholders at the 1995 Annual Meeting (Mr. Wang - 540,000 shares, Mr. Kumar - 270,000 shares, Mr. Artzt - 90,000 shares). These shares are subject to risk of forfeiture if the employee terminates his employment with the Company prior to March 31, 2000 for any reason other than death or disability. Sale or transfer of these shares is restricted for seven years thereafter under the terms of the 1995 Plan.


  The following tables summarize option grants and exercises during the fiscal year ended March 31, 1997 to or by the executive officers named in the Summary Compensation Table on page 9, and the value of the options held by such person on March 31, 1997.





                         OPTION/SAR GRANTS IN LAST FISCAL YEAR
               Granted     Percent of    Exercise  Expiration   Potential Appreciation
Name          Options(1) Total Grants(4)  Price       Date         5%(2)      10%(3)
---------     ---------- --------------- --------  ----------   ---------   ----------
C.B. Wang

S. Kumar

R.M. Artzt

P. Schwartz   264,405    4.2%            $52.417   May 15, 2006 $8,713,032  $22,078,796

C.P. McWade    76,905    1.2%	           $52.417   May 15, 2006 $2,534,278  $ 6,421,582



----------------

(1) Share amounts and exercise prices reflect the three-for-two stock split effective June 19, 1996.

(2) Realizable net value if Company stock were to increase in value five percent (5%) per year for the ten year term of the options.

(3) Realizable net value if Company stock were to increase in value ten percent (10%) per year for the ten year term of the options.

(4) Based on a total of 6,278,166 options granted.



           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                  AND FISCAL YEAR-END OPTION VALUES





                                                      Number of              Net Value of Unexercised
                                                 Unexercised Options           In-The-Money Options
               Shares Acquired/   Value          at March 31, 1997(1)          at March 31, 1997(4)
Name             Exercised(1)   Realized(2)  Exercisable(3) Unexercisable  Exercisable(3) Unexercisable
---------      ---------------- -----------  ------------   -------------  ------------   -------------
C.B. Wang      89,617           $ 4,577,368  4,561,721      1,942,128      $147,642,510   $39,659,540
S. Kumar       15,876           $   690,398    360,000      1,396,166      $  9,210,443   $27,202,750
R.M. Artzt                                     817,169        980,253      $ 24,808,690   $19,425,049
P. Schwartz    21,150           $ 1,204,662    622,078        974,978      $ 19,008,879   $13,475,446
C.P. McWade    47,738           $ 2,272,735                   197,449                     $ 2,420,427



-----------------

(1) Share amounts reflect the three-for-two stock split effective June
19, 1996.

(2) Market value of shares purchased at exercise date less aggregate option exercise price.

(3) All option grants vest over a five year period: 10% on the first anniversary; 15% on the second anniversary; 20% on the third anniversary; 25% on the fourth anniversary; and 30% on the fifth anniversary.

(4) Pro forma net valuation based on the March 31, 1997 closing price of $38.875, less fair market price at the grant date.


Employee's Profit Sharing Plans

  The Company maintains a profit sharing plan, the CASH Plan, for the benefit of employees of the Company. The CASH Plan is intended to be a qualified plan under Section 401(a) of the Code, and certain contributions made thereunder qualify for tax deferral under Section 401(k) of the Code. The CASH Plan is funded through the Company's and participating employees' contributions and generally provides that employees may contribute, through payroll deductions, a percentage of their regular salary. The Company makes matching and discretionary contributions for eligible participants in the CASH Plan who have one year of service, including the Company's executive officers (Employer Contributions). Participants in the CASH Plan receive a 50% match of their contributions, up to a maximum of 5% of annual compensation (subject to certain Code limitations), and a portion of the Company's discretionary contribution for each year generally in proportion to their annual compensation as allowed by the Code. The Company's contributions under the CASH Plan vest in incremental amounts over a period of seven years from date of hire, and are 100% vested after seven years. The CASH Plan is administered by a committee of officers of the Company appointed by the Board of Directors. All employees are eligible to participate in the CASH Plan in the month following hire.

  Effective April 1, 1994, the Company established an unfunded Restoration Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. This Restoration Plan is solely for the purpose of benefiting participants in the CASH Plan who are precluded from receiving a full allocation of Employer Contributions under the CASH Plan because of the limitation on the compensation taken into account under such CASH Plan imposed by Section 401(a)(17) of the Code as amended by the Omnibus Budget Reconciliation Act of 1993.

  The Company also established effective January 1, 1993, an unfunded Excess Benefit Plan as said term is defined in Sections 3(36) and 4(b)(5) of ERISA, solely for the purpose of benefiting participants in the CASH Plan who are unable to receive a full allocation of Employer Contributions under the CASH Plan limitations imposed by Section 415 of the Code.

  During the 1997 fiscal year, the Company contributed $24,400 for the accounts of each of Messrs. Wang, Kumar, Artzt, and Schwartz, $18,410 for the account of Mr. McWade and $21,755,000 for all participating employees under the CASH, the Excess Benefit and the Restoration Plans. Such contributions are included in the amount of other cash compensation set forth opposite the five executive officers' names on the Summary Compensation Table on page 9.

Stock Option Plans

  During fiscal year 1997, the Company maintained the 1981 Incentive Stock Option Plan (the 1981 Plan) which provides for the issuance to certain selected employees of incentive stock options to purchase up to a maximum of 18,000,000 shares of Common Stock. Incentive stock options are stock options which are intended to satisfy the criteria established in Section 422 of the Code and are subject to different tax treatment than non-statutory stock options. Under the 1981 Plan, stock options may be granted for terms of up to ten years. The 1981 Plan terminated in accordance with its terms, on October 23, 1991, which was the tenth anniversary of the date on which it was first adopted. No additional options may be granted under the 1981 Plan.

  The Company also maintains the 1987 Non-Statutory Stock Option Plan (the 1987 Plan) pursuant to which non-statutory options to purchase up to 11,250,000 shares of Common Stock may be granted to selected officers and key employees of the Company. Pursuant to the 1987 Plan, the option price of stock options granted thereunder may not be less than the market price of the shares of Common Stock on the date of grant. The option period may not exceed twelve years.

  The Company's 1991 Stock Incentive Plan (the 1991 Plan) provides that up to an aggregate of 45,000,000 shares of the Company's Common Stock may be granted to employees (including officers of the Company) pursuant to stock options or stock appreciation rights (SARs). The options may be either options intended to qualify as incentive stock options, as that term is defined in the Code, or non-statutory options. The Compensation Committee has the power to determine whether such options are intended to qualify as an incentive stock option under the Code.

  The 1993 Stock Option Plan for Non-Employee Directors (the 1993
Plan) provides for non-statutory options to purchase up to 225,000 shares of Common Stock to be available for grant to each member of the Board of Directors who is not otherwise an employee of the Company.

  The 1981 Plan, the 1987 Plan, the 1991 Plan, and the 1993 Plan are administered by the Compensation Committee of the Board of Directors, which determines the individuals to whom options and SARs are granted, the date or dates of grant, and the number of shares covered by the options and SARs granted. The per share exercise price of options and SARs granted may not be less than 100% of the Fair Market Value of a share of the Company's Common Stock on the date of grant. Shares of Common Stock acquired may be treasury shares, including shares purchased in the open market, newly issued shares or a combination thereof. Fair Market Value, as of any date, means the closing sales price of a share of Common Stock on such date as reflected in the consolidated trading of New York Stock Exchange issues (as long as the Company's Common Stock is listed on the New York Stock Exchange). All share amounts referred to above reflect the three-for-two stock split effective June 19, 1996.

1995 Key Employee Stock Ownership Plan

  Under the 1995 Key Employee Stock Ownership Plan (1995 Plan), a total of 13,500,000 restricted shares are available for grant to Messrs. Artzt, Kumar, and Wang. An initial grant of 4,500,000 restricted shares was made to these executives at the inception of the 1995 Plan. In January 1996, based on the achievement of a target price for the Company's common stock, 900,000 shares of the initial grant vested, subject to continued employment of the executives through March 31, 2000. These vested shares are also subject to significant limitations on transfer during the seven years following vesting. Additional grants of the remaining 9,000,000 shares available under the 1995 Plan have been made based upon the achievement of certain target stock prices. These additional grants and the unvested portion of the initial grant are subject to risk of forfeiture through March 31, 2000, and further subject to significant limitations on transfer during the seven years following vesting.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 (the Exchange
Act), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (SEC) and the New York Stock Exchange (the NYSE) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company (Section 16(a) Forms). Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

  Based solely on its review of such copies of Section 16(a) forms received by it, or written representations from certain reporting persons, during the fiscal year ended March 31, 1997, the Company believes that each of its officers, directors and greater than ten percent beneficial stockholders complied with all applicable filing requirements, except that two transactions reportable by Mr. Goldstein on separate Form 4's were reported by him on his Form 5 instead.

Certain Transactions

  Mr. Anthony W. Wang, a former President and Chief Operating Officer of the Company, and a brother of Charles B. Wang, Chairman and Chief Executive Officer, had an agreement to remain with the Company in a non-executive capacity until March 31, 1997. During this term, Mr. Wang assisted the Company in the prosecution and defense of certain litigation and performed such other advisory and consulting duties as were reasonably requested from time to time by the Company's Chief Executive Officer. For these services and in consideration of a five-year non-competition covenant, the Company paid Mr. Wang $500,000 per year. Under his agreement Mr. Wang was not entitled to receive additional stock option grants, but stock options granted to Mr. Wang during his tenure as an officer of the Company continued to vest and were exercisable up until March 31, 1997.

  During the fiscal year ended March 31, 1997, the Company retained the law firm of Wang & Wang, in which Charles B. Wang's brother, Mr. Francis
S. L. Wang, is a member, to perform legal services for the Company. Wang & Wang, who represented the Company in connection with a number of matters involving protection of intellectual property rights, employment issues, and litigation, received approximately $575,000 in fees and disbursements during the fiscal year.

ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  A representative of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions from stockholders.

  Although the By-laws of the Company do not require the submission of the selection of independent auditors to the stockholders for approval, the Board of Directors considers it desirable that its appointment of independent auditors be ratified by the stockholders. Ernst & Young LLP (and its predecessor firm Ernst & Whinney) has been the independent auditor for the Company since 1980 and has been appointed to serve in that capacity for the 1998 fiscal year. The Board of Directors will ask the stockholders to ratify the appointment of this firm as independent auditors for the Company at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                           STOCKHOLDER PROPOSALS

  The Company's By-laws require advance notice for any stockholder nomination or proposal at an annual or special meeting of stockholders. In general, all nominations or proposals must be delivered to the Secretary of the Company at the Company's world headquarters. The submission deadline for stockholder proposals for consideration for inclusion in proxy materials for the 1998 Annual Meeting is March 6, 1998.

                              OTHER BUSINESS

  The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

  The prompt return of your proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please sign and date your proxy and return it in the enclosed postpaid envelope.


                                By Order of the Board of Directors


                                /s/ Michael A. McElroy
                                ----------------------
                                Michael A. McElroy
                                Secretary

Dated: July 7, 1997
Islandia, New York

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT
WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING. SUCH
REQUESTS SHOULD BE ADDRESSED TO: COMPUTER ASSOCIATES INTERNATIONAL, INC., ATTN.: MR. MICHAEL A. McELROY, SECRETARY, ONE COMPUTER ASSOCIATES PLAZA, ISLANDIA, NEW YORK 11788-7000.